As filed with the Securities and Exchange Commission on August 29, 2011

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

_________________

PositiveID Corporation

(Exact name of registrant as specified in its charter)

_________________

Delaware	3669	06-1637809
(State or other jurisdiction of	(Primary Standard	(I.R.S. Employer
incorporation or	Industrial	Identification Number)
organization)	Classification Code
Number)

_________________

1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
(561) 805-8008
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

William J. Caragol
Chief Executive Officer
PositiveID Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Phone: (561) 805-8008
Fax: (561) 805-8001

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Tammy Knight, Esq.
Holland & Knight LLP
515 East Las Olas Boulevard, Suite 1200
Fort Lauderdale, Florida 33301
Phone: (954) 525-1000
Fax: (954) 463-2030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $.01 par value	11,500,000	$0.28	$3,220,000	$373.85

(1)         This Registration Statement covers the offering of common stock of the Company and the common stock underlying Series G Preferred Stock of the Company according to a stock purchase agreement for sale by the selling stockholder named in this prospectus.   The Company is making a good faith estimate on the number of shares that it may issue under the agreement.

(2)         Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.  The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on August 25, 2011, as reported on the NASDAQ Capital Market.

(3) This amount represents the maximum aggregate value of common stock that may be drawn under this registration statement pursuant to the terms and conditions of the stock purchase agreement between the selling stockholder and the registrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 29, 2011

PROSPECTUS

POSITIVEID CORPORATION

11,500,000
Shares of
Common Stock

This prospectus relates to the sale of up to 11,500,000 shares of our common stock by Ironridge Global Technology, a division of Ironridge Global IV, Ltd., or Ironridge, pursuant to a Stock Purchase Agreement entered into between us and Ironridge on July 27, 2011. The total amount of shares of common stock which may be sold pursuant to this prospectus would constitute 25% of our issued and outstanding common stock as of August 26, 2011. As of August 26, 2011, the closing bid price of a share of our common stock was $0.26.

Pursuant to the Stock Purchase Agreement, we may deliver a notice to Ironridge exercising our right to require Ironridge to purchase up to $4 million in shares of our redeemable, convertible Series G Preferred Stock, or the Series G Preferred Stock, at $1,000 per share, and up to $5.75 million in shares of our common stock at a price per share equal to 102% of the closing bid price of our common stock as reported on the principal trading exchange or market for our common stock at the time, which we refer to as the Trading Market, on the trading day immediately before the date we deliver notice to Ironridge to purchase shares of Series G Preferred Stock.  The Trading Market is defined as the OTC Bulletin Board, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE Amex, or the New York Stock Exchange, but does not include the Pink Sheets inter-dealer electronic quotation and trading system.  The Series G Preferred Stock is only convertible at our option. This prospectus relates to the shares of our common stock issuable upon conversion of the Series G Preferred Stock and the common stock issuable under the Stock Purchase Agreement. The number of shares Ironridge is able to beneficially own at any given time is limited to 9.99% of our total common stock then outstanding.

We have been advised by Ironridge that the resale of any shares will be made by means of ordinary brokers’ transactions on the Trading Market or otherwise at market prices prevailing at the time of sale or at prices related to the prevailing market prices. For additional information on the possible methods of sale that may be used by Ironridge, you should refer to the section entitled “Plan of Distribution” beginning on page 18 of this prospectus. We will not receive any of the proceeds from the sale of these shares. However, we will receive proceeds from our initial sale of these shares to Ironridge. We have and will continue to bear the costs relating to the registration of these shares.

Ironridge is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the resale of our common stock acquired under the Stock Purchase Agreement.

Our shares of common stock are currently listed on the NASDAQ Capital Market under the symbol “PSID.” However, we anticipate that our common stock will be delisted from the NASDAQ Capital Market and quoted on the OTC Bulletin Board on or about August 31, 2011. On August 26, 2011, the last reported sale price of our common stock was $0.26 per share.

Our principal executive offices are located at 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, and our telephone number is (561) 805-8008.

INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _________, 2011.

Table of Contents

PROSPECTUS SUMMARY

  1

RISK FACTORS

  5

Risks Related to the Offering

  7

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

10

USE OF PROCEEDS

13

DILUTION

13

MARKET FOR REGISTRANT’S COMMON EQUITY

14

IRONRIDGE TRANSACTION

15

SELLING SECURITY HOLDERS

17

PLAN OF DISTRIBUTION

18

LEGAL MATTERS

20

EXPERTS

20

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

20

DOCUMENTS INCORPORATED BY REFERENCE

20

i

PROSPECTUS SUMMARY

The following is a brief summary of certain information contained elsewhere in this prospectus. This summary is not intended to be a complete description of the matters covered in this prospectus and is qualified in its entirety by reference to the more detailed information contained in this prospectus. You are urged to read this prospectus in its entirety, including the financial statements and related notes and the “Risk Factors” section. Unless the context requires otherwise, “we,” “us,” “our,” “PositiveID” and the “Company” and similar terms collectively refer to PositiveID Corporation and its wholly subsidiaries.

The SEC allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our Company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

Overview

We have historically developed, marketed and sold radio frequency identification, frequently referred to as RFID, systems used for the identification of people in the healthcare market. Beginning in the fourth quarter of 2009, with the acquisition of Steel Vault Corporation, or Steel Vault, we focused our strategy to provide unique health and security identification tools to protect consumers and businesses, operating in two key segments: HealthID and ID Security.  Beginning in early 2011, we further focused our strategy on the growth of our HealthID segment, including the continued development of our GlucoChip, our Easy Check breath glucose detection device, our iglucose wireless communication system, and potential strategic acquisition opportunities of businesses that are complementary to our HealthID business.

In May 2011 and consistent with this strategy, we acquired MicroFluidic Systems, or MicroFluidic, pursuant to which MicroFluidic became a wholly-owned subsidiary of the Company. MicroFluidic specializes in the production of automated instruments for a wide range of applications in the detection and processing of biological samples, ranging from rapid medical testing to airborne pathogen detection for homeland security. Since its inception, MicroFluidic has received over $45 million in U.S. Government contracts, primarily from the Department of Homeland Security. MicroFluidic’s substantial portfolio of intellectual property related to sample preparation and rapid medical testing applications are complementary to our portfolio of virus detection and diabetes management products.

As a result of the sale of our NationalCreditReport.com business in July 2011 as further discussed below and MicroFluidic having no active contracts, we currently have no revenue or gross profit from continuing operations.

HealthID Segment

Our HealthID segment is currently focused on the development of three products: (1) the GlucoChip, a glucose-sensing microchip, based on our proprietary intellectual property which is being developed in conjunction with Receptors LLC, or Receptors, (2) iglucose, a stand-alone, self-contained unit that automatically queries a diabetic user’s data-capable glucometer for blood glucose data and sends that data via machine-to-machine technology to the iglucose online database, and (3) Easy Check, a non-invasive breath glucose detection system, based on the correlation of acetone in exhaled breath to blood glucose levels.

In July 2011, we submitted a 510(k) pre-market notification application for our iglucose wireless communication system to the U.S. Food and Drug Administration, or FDA. We expect to obtain clearance by the FDA by the end of 2011 and to launch iglucose commercially in early 2012.

Our HealthID segment also includes the VeriMed system, which uses an implantable passive RFID microchip (the “VeriChip”) that is used in patient identification applications. Each implantable microchip contains a unique verification number that is read when it is scanned by our scanner. In October 2004, the FDA cleared our

VeriMed system for use in medical applications in the United States. We have not actively marketed the VeriMed system since early 2008.

ID Security Segment

Our ID Security segment included our Identity Security suite of products, sold through our NationalCreditReport.com brand and our Health Link personal health record, or PHR, business. Our NationalCreditReport.com business was acquired in conjunction with the acquisition of Steel Vault in November 2009. NationalCreditReport.com offered consumers a variety of identity security products and services primarily on a subscription basis. These services helped consumers protect themselves against identity theft or fraud and understand and monitor their credit profiles and other personal information, which included credit reports, credit monitoring and credit scores. In the first quarter of 2010, the Company re-launched its Health Link PHR business. The Company focused its marketing efforts on partnering with health care providers and exchanges, physicians groups, Electronic Medical Record system vendors, and insurers to use Health Link as PHR provided to their patients. We are not currently actively marketing the Health Link PHR business.

Beginning in early 2011, in connection with our focus on our HealthID businesses, we began to limit our activities in our ID Security segment.  In early 2011, we ceased acquiring new subscribers to our NationalCreditReport.com business, and in the second quarter of 2011 we began actively marketing the business for sale. In July 2011, we completed the sale of substantially all of the assets of NationalCreditReport.com for $750,000 in cash.

As a result of the sale of our NationalCreditReport.com business in July 2011, we now operate in one segment (HealthID). In connection with our decision to sell the NationalCreditReport.com business, its results of operations have been presented as discontinued operations in our consolidated financial statements commencing the quarter ended June 30, 2011.

Stock Purchase Agreement

On July 27, 2011, we entered into the Stock Purchase Agreement with Ironridge under which Ironridge is committed to purchase for cash up to $4 million in shares of Series G Preferred Stock at $1,000 per share in ten transactions of $400,000 each and up to $5.75 million in shares of our common stock at a price per share equal to 102% of the closing bid price of our common stock as reported on the principal trading exchange or market for our common stock at the time, which we refer to as the Trading Market, on the trading day immediately before the date we deliver notice to Ironridge to purchase shares of Series G Preferred Stock.  Ironridge will have an additional obligation to purchase shares of our common stock in ten transactions of $575,000 each whenever we present Ironridge with a notice to purchase the Series G Preferred Stock.  The financing under the Stock Purchase Agreement is subject to the filing and effectiveness of this and subsequent registration statements.

Preferred Stock Purchase Agreement

On July 27, 2011, we entered into a Preferred Stock Purchase Agreement, with Ironridge Global III, LLC, or Ironridge Global, concurrently with the Stock Purchase Agreement.  Ironridge Global is an affiliate of Ironridge.  Under the Preferred Stock Purchase Agreement, Ironridge Global is committed to purchase up to $1.5 million in shares of our redeemable, convertible Series F Preferred Stock, or the Series F Preferred Stock, at $1,000 per share. The Series F Preferred Stock is convertible six months after the date of issuance at the option of the holder at a fixed conversion price of $0.50 per share, which represented a premium of 32% over the closing price of our common stock on the trading day immediately before the date we announced the entry into the Preferred Stock Purchase Agreement.  The conversion price for the holder is fixed with no adjustment mechanisms, resets, or anti-dilution covenants.  The conversion price if we elect to convert the Series F Preferred Stock is subject to adjustment based on the market price of our common stock and any applicable early redemption price at the time we convert.

On July 28, 2011, we presented Ironridge Global with a notice to purchase $1.5 million of Series F Preferred Stock in cash.  On August 15, 2011, we closed on the first tranche under the Preferred Stock Agreement and issued 500 shares of Series F Preferred Stock to Ironridge Global for a purchase price of $500,000.

Common Stock Purchase Agreement

On July 27, 2011, we entered into a Common Stock Purchase Agreement with Ironridge, concurrently with the Stock Purchase Agreement and the Preferred Stock Purchase Agreement.  Under the Common Stock Purchase Agreement we may deliver a notice to Ironridge exercising our right to require Ironridge to purchase up to $2.5 million of our common stock at a price per share equal to $0.367.   Ironridge may pay the purchase price for the

shares, at Ironridge's option, in cash or a secured promissory note, except that at least $250,000 of the purchase price must be paid in cash.

On July 28, 2011, we presented Ironridge with a notice to purchase $2.5 million shares of our common stock under the Common Stock Purchase Agreement.  Ironridge Global paid $250,000 in cash and the remaining $2.25 million in a promissory note.  To date, we have issued 4,417,000 shares of our common stock to Ironridge in connection with the July 28, 2011 notice and may issue an additional 2,391,279 shares of our common stock in connection with this portion of the financing.

Reverse Stock Split and Delisting

At our annual meeting of stockholders held on August 26, 2011, our stockholders approved a proposal to authorize our Board of Directors to amend our Second Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued and outstanding common stock at a ratio in the range of 1-for-2 to 1-for-8. Approval of this proposal by stockholders at the meeting granted the Board of Directors the authority, without further action by the stockholders, to carry out such action any time prior to our annual meeting of stockholders in 2012, with the exact exchange ratio and timing to be determined at the discretion of the Board of Directors. The exchange ratio range of 1-for-2 to 1-for-8 was based on the trading price of our common stock over the last six months.

The Board of Directors intended to take such action only if necessary for our common stock to regain compliance with the $1.00 per share minimum bid price requirement, one of the continued listing requirements of the Nasdaq Capital Market, on which our common stock is currently listed, and only upon a determination by the Board of Directors that such action would be in our and our stockholders’ best interests.

The Board of Directors has determined, in its discretion, not to take such action. In view of the Board of Director’s decision to not effect a reverse stock split and our consequent continued non-compliance with the minimum bid price requirement, we expect that the Nasdaq Stock Market will provide prompt written notice that our common stock will be scheduled for delisting from the Nasdaq Capital Market and will be suspended effective as of the opening of trading on or about August 31, 2011. Following the delisting, we expect that our common stock will be quoted on the OTC Bulletin Board (provided, that one or more market makers in our common stock submits a Form 211 to the OTC Compliance Unit of FINRA, and such application is cleared). However, we cannot give any assurance that our common stock will be available for such quotation immediately following the delisting and suspension of trading from the Nasdaq Capital Market. In the event that our common stock is not available for quotation on the OTC Bulletin Board or other quotation service, there will be no trading market for our common stock.

We will continue to file periodic reports with the SEC in accordance with the requirements of Section 12(g) of the Exchange Act.

Address

Our principal executive offices are located at PositiveID Corporation, 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, and our telephone number is (561) 805-8008.

The Offering

Securities being offered by Ironridge:	11,500,000 shares of our common stock, par value $0.01, issuable to Ironridge pursuant to the Stock Purchase Agreement.

Common stock outstanding before this offering	45,122,076 shares.
Common stock to be outstanding after this offering	56,622,076 shares.(1)
Use of proceeds:	We will not receive any proceeds from the sale of our common stock by Ironridge. We intend to use the net proceeds received from the sale of the common stock to Ironridge, if, as, and when received, for general corporate purposes. General corporate purposes may include capital expenditures, future acquisitions, and working capital. See “Use of Proceeds” on page 13.

Risk factors:	See “Risk Factors” on page 5 for a discussion of factors you should consider carefully before deciding to invest in our common stock.

The NASDAQ Capital Market symbol for common stock	PSID

(1)   The number of shares of our common stock outstanding after this offering is based on 45,122,076 shares outstanding as of August 26, 2011, which excludes:

• 3,343,992 shares of our common stock issuable upon exercise of outstanding stock options having a weighted average exercise price of $1.97 per share, under and outside of our stock plans;

• 1,166,019 additional shares of our common stock reserved for future issuance under the VeriChip Corporation 2002 Flexible Stock Plan, VeriChip Corporation 2005 Flexible Stock Plan, VeriChip Corporation 2007 Stock Incentive Plan, VeriChip Corporation 2009 Stock Incentive Plan, and SysComm International Corporation 2001 Flexible Stock Plan;

• 304,000 shares of our common stock issuable upon exercise of outstanding warrants having a weighted average exercise price of $0.65 per share; and

• Shares of our common stock issuable upon conversion of outstanding shares of Series C Preferred Stock and Series F Preferred Stock.

Unless otherwise stated, outstanding share information throughout this prospectus excludes such outstanding preferred stock and options and warrants to purchase shares of common stock and shares available for issuance.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision you should carefully consider the risks described below and the risks and uncertainties described in our Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarterly period ended June 30, 2011, which are incorporated by reference herein, and the other information set forth or incorporated by reference in this prospectus. Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our common stock could decline, and you could lose all or part of your investment. You should also refer to our financial statements and the notes to those statements, which are incorporated by reference in this prospectus. See also the information contained under the heading “Information Regarding Forward Looking Statements” immediately below.

Risks Related to our Common Stock

We have failed to meet applicable NASDAQ Stock Market listing requirements and as a result we expect our stock will be delisted by the NASDAQ Stock Market. If delisting occurs, it could adversely affect the market liquidity of our common stock and harm our business.

We have been out of compliance with NASDAQ’s minimum bid price requirement since the fall of 2010.  In an effort to maintain our listing on the NASDAQ Capital Market, we requested a hearing before a Panel, which was held on April 28, 2011.  The Panel provided us with an exception period to regain compliance with the continued listing requirements, as follows:

•        Minimum Bid Price Requirement.  On or before September 12, 2011, our common stock must evidence a closing price of $1.00 or more for a minimum of 10 consecutive days.

•       Stockholders’ Equity Requirement.  On or before August 15, 2011, we had to file with the SEC (i) a current report on Form 8-K with pro forma financial statements giving effect to our acquisition of MicroFluidic Systems (a transaction which closed on May 23, 2011), and (ii) our quarterly report on Form 10-Q for the second quarter of 2011, including interim financial statements which reflect that we have stockholders’ equity in excess of $2.5 million.

In addition, the Panel, in its discretion, determined to appoint a Hearings Panel Monitor to monitor our maintenance of compliance with the stockholders’ equity requirement through May 31, 2012.  During this period, we will be obligated to notify the Panel in the event that our stockholders’ equity falls below $2.5 million or if we cease to comply with any other applicable continued listing requirement.  If we did not regain, and maintain during the monitor period, compliance with the continued listing requirements of the NASDAQ Capital Market, it is possible we would not be afforded the additional time provided by applicable NASDAQ Listing Rules and, as such, may be subject to delisting on a more expedited basis than would otherwise be the case.

On August 8, 2011, we filed a Current Report on Form 8-K/A with pro forma financial statements giving effect to our acquisition of MicroFluidic Systems.

On August 11, 2011, we received a letter from the NASDAQ staff stating the Panel will waive an event of non-compliance with the $2.5 million stockholders' equity requirement upon the filing of our Quarterly Report on Form 10-Q for the second quarter of 2011 given that pro forma numbers will demonstrate more than $2.5 million in stockholders' equity. The Panel is willing to extend the listing of our common stock on the NASDAQ Capital Market contingent upon us demonstrating by September 26, 2011 that we have met and can maintain compliance with the stockholder's equity requirement. The extension was granted subject to the following conditions:

•     On or before August 15, 2011, we must file our Quarterly Report on Form 10-Q for the quarter ending June 30, 2011, which must include pro forma financial statements giving effect to the Ironridge financing (as further described in "Note 4. Financing Agreements - Ironridge Financing" to our unaudited condensed consolidated financial statements for the quarterly period ended June

30, 2011) and equity drawdown, and demonstrating in excess of $2.5 million in stockholders' equity. On August 15, 2011, we filed our Quarterly Report on Form 10-Q for the quarter ending June 30, 2011, satisfying this requirement.

•        On or before August 26, 2011, we must secure approval for a reverse stock split in a ratio sufficient to raise our bid price over $1.00. At our annual meeting of stockholders held on August 26, 2011, our stockholders were asked to vote on and approved a proposal to authorize our board of directors to amend our Second Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued and outstanding common stock at a ratio in the range of 1-for-2 to 1-for-8.

•        On or before September 12, 2011, we must evidence a closing bid price of $1.00 or more for a minimum of ten consecutive trading days.

•        On September 26, 2011, we must file a Current Report on Form 8-K representing that as of September 26, 2011, we had in excess of $2.5 million in stockholders' equity and must provide to the NASDAQ Panel projections demonstrating that our stockholders' equity will remain above $2.5 million through May 31, 2012.

The exception dates of September 12, 2011 and September 26, 2011 represent the full extent of the NASDAQ Panel's authority to grant an exception to the bid price deficiency and the equity deficiency and allow continued listing while we remain deficient.

With regards to the reverse stock split, approval of this proposal by stockholders at the annual meeting granted our Board of Directors the authority, without further action by the stockholders, to carry out such action any time prior to our annual meeting of stockholders in 2012, with the exact exchange ratio and timing to be determined at the discretion of the Board of Directors. The exchange ratio range of 1-for-2 to 1-for-8 was based on the trading price of our common stock over the last six months. The Board of Directors intended to take such action only if necessary for our common stock to regain compliance with the $1.00 per share minimum bid price requirement and only upon a determination by the Board of Directors that such action would be in our and our stockholders’ best interests.

The Board of Directors has determined, in its discretion, not to take such action. In view of the Board of Director’s decision not to effect a reverse stock split and our consequent continued non-compliance with the minimum bid price requirement, we expect that the Nasdaq Stock Market will provide prompt written notice that our common stock will be scheduled for delisting from the Nasdaq Capital Market and will be suspended effective as of the opening of trading on or about August 31, 2011. Following the delisting, we expect that our common stock will be quoted on the OTC Bulletin Board (provided, that one or more market makers in our common stock submits a Form 211 to the OTC Compliance Unit of FINRA, and such application is cleared). However, we cannot give any assurance that our common stock will be available for such quotation immediately following the delisting and suspension of trading from the Nasdaq Capital Market. In the event that our common stock is not available for quotation on the OTC Bulletin Board or other quotation service, there will be no trading market for our common stock.

Delisting could adversely affect the market liquidity of our common stock and harm our business and may hinder or delay our ability to consummate potential strategic transactions or investments. Such delisting could also adversely affect our ability to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, suppliers and employees.

We do not anticipate declaring any cash dividends on our common stock.

In July 2008 we declared, and in August 2008 we paid, a special cash dividend of $15.8 million on our capital stock. Any future determination with respect to the payment of dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions, terms of financing arrangements and other factors that our board of directors may deem relevant. In addition, our Certificates of Designation for shares of Series C, Series F and Series G Preferred Stock prohibit the payment of cash dividends on our common stock while any such shares of preferred stock are outstanding.

The success and timing of development efforts, clinical trials, regulatory approvals, product introductions, collaboration and licensing arrangements, any termination of development efforts and other material events could cause volatility in our stock price.

Volatility in our stock price will depend on many factors, including:

•      success or lack of success of the development partnership between us and Receptors and related development costs;

•      success or lack of success and timing of regulatory filings and approvals for the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, and the iglucose wireless communication device;

•      success or lack of success and timing of commercialization and product introductions of the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, and the iglucose wireless communication device;

•      introduction of competitive products into the market;

•      results of clinical trials for the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, and the iglucose wireless communication device;

•      a finding that Receptors’ patented AFFINITY by DESIGNTM CARATM platform, the Easy Check breath glucose detection system, or the iglucose wireless communication device is invalid or unenforceable;

•      a finding that the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, and the iglucose wireless communication device infringes the patents of a third party;

•      our ability to obtain a patent on the Easy Check breath glucose detection system and the iglucose wireless communication device;

•      payment of any royalty payments under licensing agreements;

•      unfavorable publicity regarding us, Receptors, or either of the companies’ products or competitive products;

•      termination of development efforts for the GlucoChip, which is the in vivo glucose-sensing RFID microchip, the Easy Check breath glucose detection system, or the iglucose wireless communication device;

•      timing of expenses we may incur with respect to any license or acquisition of products or technologies; and

•      termination of development efforts of any product under development or any development or collaboration agreement.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also significantly affect the market price of our common stock.

Risks Related to the Offering

There can be no assurance as to when or if we will receive any cash proceeds from the sale of our common stock since the purchase price can be paid for at Ironridge's option in cash or a promissory note.

Under the terms of the Stock Purchase Agreement, Ironridge may purchase up to $5.75 million in shares of our common stock in ten transactions of $575,000 each. Ironridge may pay for the shares of common stock by issuing secured promissory notes to us.  Therefore, it is possible that we will not receive the full cash proceeds from the sale of our common stock on closing.  It is also possible that the note may not be paid upon maturity, and that we may be unable to perfect or collect upon some or all of the underlying collateral.

We cannot be assured that we will be able to raise the full amount of cash proceeds expected from the sale of Series G Preferred Stock and common stock under the Stock Purchase Agreement.

The issuance of the Series G Preferred Stock and receipt of cash in payment for the Series G Preferred Stock and the common stock under the Stock Purchase Agreement is subject to the condition that the price of our common stock has not fallen below 70% of the closing bid price of our common stock on the trading day immediately preceding the date we deliver a notice to Ironridge to purchase Series G Preferred Stock.

Based on the closing bid price of $0.26 per common share on August 26, 2011, this offering of approximately $3.1 million of our common stock would result in an offer and sale of 11,500,000 shares of common stock and, assuming the minimum conversion price of $0.50 per share, 4,243,200 shares of common stock upon conversion of the Series G Preferred Stock, which represents in the aggregate an increase of approximately 35% in our outstanding shares of common stock as of such date. We may sell additional shares of common stock, and securities exercisable or convertible into shares of our common stock, pursuant to the Common Stock Purchase Agreement and the Preferred Stock Agreement, and potential additional issuances in the future to satisfy our capital and operating needs. If we sell shares in the future, the prices at which we sell these future shares will vary, and these variations may be significant. Purchasers of the shares we sell pursuant to future offerings, as well as our existing stockholders, will experience significant dilution if we sell these future shares at prices significantly below the price at which previous stockholders invested.

Future sales of our common stock may depress the market price of our common stock and cause stockholders to experience dilution.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, including shares issued to Ironridge in this offering and pursuant to the Preferred Stock Purchase Agreement and upon conversion of the Series C, Series F and Series G Preferred Stock. We may seek additional capital through one or more additional equity transactions in 2011; however, such transactions will be subject to market conditions and there can be no assurance any such transaction will be completed.

You will experience immediate dilution in the book value per share of the common stock you purchase.

 Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to our sale of 11,500,000 shares of common stock in this offering, and based on an offering price of $0.265 per share in this offering and a pro forma net tangible book value of our common stock of $1.1 million as of June 30, 2011, if you purchase common stock in this offering, you will suffer immediate and substantial dilution of $0.27 per share in the net tangible book value of the common stock purchased. See “Dilution” on page 13 for a more detailed discussion of the dilution you will incur in connection with this offering.

The issuance of our common stock pursuant to the Stock Purchase Agreement may have a significant dilutive effect.

Depending on the number of shares of our common stock that we issue pursuant to the Stock Purchase Agreement, it could have a significant dilutive effect upon our existing stockholders.  Although the number of shares that we may issue will vary based on the closing bid price of a share of our common stock, the information set forth below indicates the potential dilutive effect to our stockholders, based on different potential future stock prices, if the full amount of the Ironridge financing is exercised and all shares of Series G Preferred Stock are converted, assuming the minimum conversion price of $0.50 per share.

For example:

Stock Price		Shares Issuable upon Conversion of Series G Preferred Stock (1)	Common Stock Issued(2)	Total Common Stock Issued	Percentage of Outstanding Common Stock (3)
$ 0.26	(Closing Bid Price on August 26, 2011)	8,000,000	21,681,750	29,681,750	66%
$ 0.31	(20% above)	8,000,000	18,068,125	26,068,125	58%
$ 0.21	(20% below)	8,000,000	27,102,187	35,102,187	78%
$ 0.36	(40% above)	8,000,000	15,486,964	23,486,964	52%
$ 0.16	(40% below)	8,000,000	36,136,249	44,136,249	98%
$ 0.39	(50% above)	8,000,000	14,454,500	22,454,500	50%
$ 0.13	(50% below)	8,000,000	43,363,499	51,363,499	114%
$ 0.46	(75% above)	8,000,000	12,389,571	20,389,571	45%
$ 0.07	(75% below)	8,000,000	86,726,998	94,726,998	210%

(1) Based on total $4.0 million drawdown of Series G Preferred Stock under the Stock Purchase Agreement.

(2) Based on total $5.75 million drawdown of our common stock under the Stock Purchase Agreement.

(3) Based on 45,122,076 shares of our common stock outstanding as of August 26, 2011. See page 14 of this prospectus for information regarding our outstanding preferred stock, options and warrants not taken into account in the number of shares of our common stock outstanding.

If our share price continues to decline as we draw down against the equity line, the dilution percentage could become significantly larger.  However, this current registration is only for up to 11,500,000 shares to be registered.

The amount we can draw down under the Stock Purchase Agreement may be affected by a limitation on the percentage of beneficial ownership by Ironridge.

Pursuant to the Stock Purchase Agreement, the number of shares Ironridge is able to beneficially own at any given time is limited to 9.99% of the total common stock then outstanding. If Ironridge's beneficial ownership reaches the 9.99% limit, we may not be able to secure any further advances from Ironridge.

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents that are incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different than the results, performance or achievements expressed or implied by the forward-looking statements.

Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements can generally be identified by forward-looking words and phrases such as “anticipate,” “believe,” “could,” “potential,” “continues,” “estimate,” “seek,” “predict,” “designed,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “would,” “project,” and other similar expressions that denote expectations of future or conditional events rather than statement of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon management’s current plans and beliefs or current estimates of future results or trends. Specifically, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements regarding:

•       that we expect that our common stock will be delisted from the NASDAQ Capital Market and thereafter quoted on the OTC Bulletin Board;

•       that we expect to obtain clearance by the U.S. Food and Drug Administration of our 510(k) pre-market notification application for our iglucose wireless communication system by the end of 2011 and expect to launch the iglucose product commercially in early 2012;

•       the expectation that operating losses will continue through 2012, and that until we are able to achieve profits, we intend to continue to seek to access the capital markets to fund the development of our HealthID products;

•       that we seek to structure our research and development on a project basis to allow management of costs and results on a discreet short term project basis, the expectation that doing so may result in quarterly expenses that rise and fall depending on the underlying project status, and the expectation that this method of managing projects may allow us to minimize our firm fixed commitments at any given point in time;

•       that based on our review of the correspondence and evaluation of the supporting detail involving the Canada Revenue Agency audit, we do not believe that the ultimate resolution of this dispute will have a material negative impact on our historical tax liabilities, our current financial position or results of operations;

•       that we intend to continue to explore strategic acquisition opportunities of businesses that are complementary to ours;

•       that we believe that with our current working capital, our expected access to capital under the Ironridge financing agreement, and, if necessary, delaying and/or reducing certain research, development and related activities and costs, that we will have sufficient funds available to meet our working capital requirements through at least June 30, 2012;

•       that the interface between a radio frequency, or RF, powered resonant electromechanical drive and the fluids in the interstitial space of a patient for continuous detection of glucose levels in a patient represents the next evolution in the development of an implantable glucose sensor that relies on passive RF technology to continuously monitor in vivo glucose levels over an extended period of time;

•       that the development of a single-use capsule containing a proprietary chemical reagent may enable us to accelerate the development of the Easy Check breath glucose detection system and produce a prototype device during the third quarter of 2011;

•       that we intend to continue to explore strategic transactions with third parties in the healthcare, identification, animal health, and other sectors;

•       our ability to improve diabetics’ lives while helping them manage their healthy glucose levels, thereby decreasing the risk of diabetes-related complications and reducing medical costs;

•       that the successful development and commercialization of our glucose-sensing microchip could negate the need for diabetics to draw blood samples multiple times each day;

•       that our Phase II development program will optimize candidate glucose-sensing systems for sensitivity and selectivity incorporating model matrices into the screen and workflow process and that Phase II will optimize the binding environment and competitor agent synthesis, test cut-off membrane technology and demonstrate a bench-scale fluorescence system prototype;

•       that if any of our manufacturers or suppliers were to cease supplying us with system components, we would be able to procure alternative sources without material disruption to our business, and that we plan to continue to outsource any manufacturing requirements of our current and under development products;

•       that patients implanted with our glucose-sensing microchip, if successfully developed, could get a rapid reading of their blood sugar with a simple wave of a handheld scanner;

•       the ability of iglucose to provide next generation, real time data to improve diabetes management and help ensure patient compliance, data accuracy and insurance reimbursement;

•       the iglucose wireless communication device being the first to address the Medicare requirement for durable medical equipment manufacturers and pharmacies to maintain glucose level logs and records for the millions of high-frequency diabetes patients;

•       that the use of a heavy molecule to generate a chemical reaction that can be reliably measured may prove the close correlation between acetone concentration found in a patient’s exhaled breath and glucose found in his or her blood and the possible elimination of a patient’s need to prick his or her finger multiple times per day to get a blood sugar reading; and

•       that we expect commercial sale of our new 8 millimeter microchips in 2012.

These forward-looking statements are based upon information currently available to us and are subject to a number of risks, uncertainties, and other factors that could cause our actual results, performance, prospects, or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements include:

•       our ability to successfully consider, review, and if appropriate, implement other strategic opportunities;

•       our expectation that we will incur losses, on a consolidated basis, for the foreseeable future;

•       our ability to fund our operations and continued development of our products, including the GlucoChip glucose-sensing microchip, the Easy Check breath glucose detection system and the iglucose wireless communication system, and the operations of our subsidiary, MicroFluidic Systems;

•       our ability to obtain and maximize the amount of capital that we will have available to pursue business opportunities in the healthcare sector;

•       our ability to successfully develop and commercialize the Easy Check breath glucose detection system and the iglucose wireless communication device and the glucose-sensing microchip, and the market acceptance of these devices;

•       our ability to obtain patents on our products, including the Easy Check breath glucose detection system and the iglucose wireless communication device, the validity, scope and enforceability of our patents, and the protection afforded by our patents;

•       the potential for costly product liability claims and claims that our products infringe the intellectual property rights of others;

•       our ability to comply with current and future regulations relating to our businesses;

•       the likelihood that one or more market makers in our common stock submits a Form 211 to the OTC Compliance Unit of FINRA, and such application is cleared to allow our common stock to be quoted on the OTC Bulletin Board;

•       the potential for patent infringement claims to be brought against us asserting that we are violating another party’s intellectual property rights;

•       our ability to complete Phase II of the glucose-sensing microchip development program;

•       our ability to be awarded government contracts on which MicroFluidic Systems bids;

•       our ability to integrate the business of MicroFluidic Systems; and

•       our ability to establish and maintain proper and effective internal accounting and financial controls.

Except as required by applicable law, we undertake no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events or for any other reason. However, you should carefully review the risk factors set forth in other reports or documents we file from time to time with the SEC.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered by Ironridge, but we estimate that the aggregate net proceeds from the sale of our Series G Preferred Stock and common stock under the Stock Purchase Agreement, after deducting our estimated offering expenses, will be approximately $9.1 million (based on an assumed purchase price of $0.265 per share).  We will receive at least $4.0 million in cash from the sale of the Series G Preferred Stock, and the remaining purchase price of $5.75 million for the sale of our common stock may be paid for at Ironridge's option in either cash or with a promissory note.  Thus, we may never receive any proceeds from the sale of our common stock if Ironridge pays a portion of the $5.75 million with a promissory note.

We intend to use any net cash proceeds we receive for general corporate purposes.  General corporate purposes may include capital expenditures, future acquisitions, and working capital. Our management will have broad discretion in the application of the net proceeds of this offering. We reserve the right to change the use of proceeds as a result of certain contingencies such as competitive developments, opportunities to acquire technologies or products and other factors. We may invest the net proceeds temporarily until we use them for their stated purpose.

Until we are able to achieve operating profits, it is our intention to continue to seek to access the capital markets to fund the development of our HealthID products. We may seek to raise additional capital through additional public or private financings, principally through equity issuances, although there can be no assurance that we will be able to raise such capital on acceptable terms, or at all.

DILUTION

Purchasers of shares of our common stock in this offering will suffer an immediate and substantial dilution in net tangible book value per share.  Net tangible book value per share is total tangible assets, reduced by total liabilities, divided by the total number of outstanding shares of common stock.  Our net tangible book value as of June 30, 2011 was a deficit of approximately $0.9 million, or $(0.02) per outstanding share of common stock.

After giving effect to the sale of 11,500,000 shares of our common stock offered hereby, at an assumed offering price of $0.265 per share, assuming that Ironridge elects to pay for the shares with a promissory note, and assuming proceeds from the sale of Series G Preferred Stock after deducting estimated offering expenses, our net tangible book value as of June 30, 2011 would have been approximately $1.1 million, or $0.02 per share of our common stock. This amount represents an increase in net tangible book value of $0.29 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.27 per share to new investors purchasing securities in this offering. If the price per share at which we sell the shares is higher, the dilution will also be higher. We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the assumed offering price per share of common stock. The following table illustrates the dilution in net tangible book value per share to new investors.

Assumed offering price per share	$0.27
Net tangible book deficit per share as of June 30, 2011	$(0.02)
Increase per share attributable to the offering	$0.29
Adjusted net tangible book value per share as of June 30, 2011 after giving effect to this offering	$0.02
Dilution per share to new investors	$0.27

The foregoing table is based on 45,122,076 shares of common stock outstanding as of August 26, 2011, which does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price less than the offering price.

 In addition, the calculations in the foregoing table do not take into account any of the following:

• 3,343,992 shares of our common stock issuable upon exercise of outstanding stock options having a weighted average exercise price of $1.97 per share, under and outside of our stock plans;

• 1,166,019 additional shares of our common stock reserved for future issuance under the VeriChip Corporation 2002 Flexible Stock Plan, VeriChip Corporation 2005 Flexible Stock Plan, VeriChip Corporation 2007 Stock Incentive Plan, VeriChip Corporation 2009 Stock Incentive Plan, and SysComm International Corporation 2001 Flexible Stock Plan;

• 304,000 shares of our common stock issuable upon exercise of outstanding warrants having a weighted average exercise price of $0.65 per share; and

• Shares of our common stock issuable upon conversion of outstanding shares of Series C Preferred Stock and Series F Preferred Stock.

To the extent that any of our outstanding options or warrants are exercised, our preferred stock is converted, we grant additional options under our stock option plans or issue additional warrants, or we issue additional shares of common stock in the future, there may be further dilution to new investors.

MARKET FOR REGISTRANT’S COMMON EQUITY

Our common stock is traded on the Nasdaq Stock Market under the symbol “PSID.” Our common stock is currently listed on the NASDAQ Capital Market. However, we anticipate that our common stock will be delisted from the NASDAQ Capital Market and quoted on the OTC Bulletin Board on or about August 31, 2011. The following table presents the high and low sales price for our common stock for the periods indicated:

Fiscal Year Ended December 31, 2011	High	Low
Quarter ended September 30, 2011 (through August 26, 2011)	$0.42	$0.22
Quarter ended June 30, 2011	$0.51	$0.27
Quarter ended March 31, 2011	$1.09	$0.42

Fiscal Year Ended December 31, 2010	High	Low
Quarter ended December 31, 2010	$0.75	$0.50
Quarter ended September 30, 2010	$1.37	$0.63
Quarter ended June 30, 2010	$1.58	$0.91
Quarter ended March 31, 2010	$1.99	$0.98

Fiscal Year Ended December 31, 2009	High	Low
Quarter ended December 31, 2009	$2.94	$0.90
Quarter ended September 30, 2009	$4.10	$0.40
Quarter ended June 30, 2009	$0.70	$0.40
Quarter ended March 31, 2009	$0.64	$0.26

Holders

According to the records of our transfer agent, as of August 26, 2011, there were approximately 53 holders of record of our common stock, which number does not reflect beneficial stockholders who hold their stock in nominee or “street” name through various brokerage firms.

Dividend Policy

In July 2008, we declared and in August 2008, we paid a special cash dividend of $15.8 million on our capital stock. Any future determination with respect to the payment of dividends on our common stock will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions, terms of financing arrangements and other factors that our board of directors may deem relevant.

IRONRIDGE TRANSACTION

Stock Purchase Agreement

On July 27, 2011, we entered into the Stock Purchase Agreement with Ironridge under which Ironridge is committed to purchase for cash up to $4 million in shares of the Series G Preferred Stock at $1,000 per share in ten transactions of $400,000 each and up to $5.75 million in shares of our common stock at a price per share equal to 102% of the per share closing bid price of our common stock as reported on the NASDAQ Capital Market on the trading day immediately before the date we deliver notice to Ironridge to purchase shares of Series G Preferred Stock.

Under the terms of the Stock Purchase Agreement, from time to time and at our sole discretion, we may present Ironridge with a notice to purchase such Series G Preferred Stock.  Upon receipt of a notice, Ironridge is obligated to purchase the Series G Preferred Stock the business day immediately following the later of 15 trading days and the trading date that the aggregate trading volume of our shares of common stock equals or exceeds $1.2 million. On August 26, 2011, we amended the Stock Purchase Agreement to, among other things, make the performance of Ironridge's obligations under the Stock Purchase Agreement non-transferrable.

Ironridge will have an additional obligation to purchase shares of our common stock in ten transactions of $575,000 each whenever we present Ironridge with a notice to purchase the Series G Preferred Stock.  Ironridge may pay the purchase price for the shares, at Ironridge's option, in cash or a secured promissory note. The promissory note bears interest at 1.6% per year calculated on a simple interest basis. The entire principal balance and interest thereon is due and payable seven and one-half years from the date of the promissory note, but no payments are due so long as we are in default under the Stock Purchase Agreement or if there are any shares of Series G Preferred Stock issued or outstanding. The promissory note is secured by the borrower’s right, title and interest in all shares of Series G Preferred Stock legally or beneficially owned by Ironridge or an affiliate, common stock and other securities with a fair market value equal to the principal amount of the promissory note.

We agreed to register for resale with the SEC a portion of the common stock issuable upon conversion of the Series G Preferred Stock and the up to $5.75 million of our common stock issuable under the Stock Purchase Agreement. We do not have any right to commence any sales of our shares to Ironridge under the Stock Purchase Agreement until the SEC has declared effective the registration statement of which this Prospectus is a part.

Ironridge's obligation to purchase Series G Preferred Stock is subject to satisfaction of certain closing conditions, including:

•        the registration statement of which this Prospectus is a part is effective,

•        our common stock is listed for and trading on a Trading Market,

•        no uncured default exists under the Stock Purchase Agreement,

•        our representations and warranties set forth in the Stock Purchase Agreement are true and correct in all material respects, and

•        the trading price of our common stock has not fallen below 70% of the closing bid price on the trading day immediately before the date we delivered a notice to purchase shares of Series G Preferred Stock.  If the trading price falls below 70% of such closing bid price, Ironridge must return any remaining common stock under the notice and purchase the pro rata number of Series G Preferred Stock, based on the common stock unreturned.

The Series G Preferred Stock is convertible into shares of our common stock only at our option at any time after six months from the date of issuance of the Series G Preferred Stock.  The Series G Preferred Stock is not convertible at any time at Ironridge's option. The conversion price is equal to the higher of:

•       $0.50 per share of our common stock, and

•       130% of the closing bid price of our common stock on the trading day immediately before the date we deliver notice to Ironridge to purchase shares of our Series G Preferred Stock. We refer to this formula as the Series G Conversion Price.

If we elect to convert the Series G Preferred Stock into common stock and the closing bid price of our common stock exceeds 150% of the Series G Conversion Price for any 20 consecutive trading days, we will issue that number of shares of our common stock equal to the early redemption price set forth below multiplied by the number of shares subject to conversion, divided by the Series G Conversion Price.  If we elect to convert the Series G Preferred Stock into common stock and the closing price of our common stock is less than 150% of the Series G Conversion Price, we will issue an initial number of shares of our common stock equal to 130% of the early redemption price set forth above multiplied by the number of shares subject to conversion, divided by the lower of (i) the Series G Conversion Price and (ii) 100% of the closing price of a share of our common stock on the trading day immediately before the date of the conversion notice.

After 20 trading days, Ironridge shall return, or we will issue, a number of conversion shares so that the total number of conversion shares under the conversion notices equals the early redemption price set forth below multiplied by the number of shares subject to conversion, divided by the lower of (i) the Series G Conversion Price and (ii) 85% of the average of the daily volume weighted average prices of our common stock for the 20 trading days following Ironridge's receipt of the conversion notice.  However, if the trading price of our common stock during any one or more of the 20 trading days following Ironridge's receipt of the conversion notice falls below 70% of the closing bid price on the day prior to the date we give notice of our intent to convert, Ironridge will return these reconciling conversion shares to us and the pro rata amount of the conversion notice will be deemed canceled.

The early redemption price referenced in the two preceding paragraphs applies if we redeem the Series G Preferred Stock prior to the seventh anniversary of the issuance (but in any event we may not redeem before the six month anniversary of the issuance) of the Series G Preferred Stock at a make-whole price per share as follows:

•   if redeemed prior to the first anniversary of the issuance date, 143.8% multiplied by $1,000 per share of Series G Preferred Stock, plus any accrued but unpaid dividends with respect to such shares of Series G Preferred Stock,

•   if redeemed on or after the first anniversary but prior to the second anniversary of the issuance date, 136.5% multiplied by $1,000 per share of Series G Preferred Stock, plus any accrued but unpaid dividends with respect to such shares of Series G Preferred Stock,

•   if redeemed on or after the second anniversary but prior to the third anniversary of the issuance date, 129.6% multiplied by $1,000 per share of Series G Preferred Stock, plus any accrued but unpaid dividends with respect to such shares of Series G Preferred Stock,

•   if redeemed on or after the third anniversary but prior to the fourth anniversary of the issuance date, 123.1% multiplied by $1,000 per share of Series G Preferred Stock, plus any accrued but unpaid dividends with respect to such shares of Series G Preferred Stock,

•   if redeemed on or after the fourth anniversary but prior to the fifth anniversary of the issuance date, 116.9% multiplied by $1,000 per share of Series G Preferred Stock, plus any accrued but unpaid dividends with respect to such shares of Series G Preferred Stock,

•   if redeemed on or after the fifth anniversary but prior to the sixth anniversary of the issuance date, 111.0% multiplied by $1,000 per share of Series G Preferred Stock, plus any accrued but unpaid dividends with respect to such shares of Series G Preferred Stock, and

•   if redeemed on or after the sixth anniversary but prior to the seventh anniversary of the issuance date, 105.4% multiplied by $1,000 per share of Series G Preferred Stock, plus any accrued but unpaid dividends with respect to such shares of Series G Preferred Stock.

We may terminate the Stock Purchase Agreement upon thirty days notice to Ironridge. The Stock Purchase Agreement will automatically terminate if:

•   either we or any director or executive officer of ours has engaged in a transaction or conduct related to us that results in an enforcement action by the Securities and Exchange Commission or a civil judgment or criminal conviction for fraud or misrepresentation, or for any other offense that, if prosecuted criminally, would constitute a felony under applicable law;

•   our shares of common stock are delisted for an aggregate of more than 20 trading days;

•   we file for or are subject to any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors instituted by or against us or our subsidiary;

•   we are in material breach or default of the Stock Purchase Agreement or any other agreement with Ironridge or its affiliate following 30 days written notice and opportunity to cure; or

•   upon the occurrence of fundamental transaction such as a merger, sale of substantially all of our assets or a tender or exchange offer made to the holders of our common stock.

SELLING SECURITY HOLDERS

Ironridge is a selling security holder with respect to up to 11,500,000 shares of our common stock that are issuable to it under the terms of the Stock Purchase Agreement.

The table below lists the following information with respect to Ironridge: (i) the number of outstanding shares of common stock beneficially owned by Ironridge prior to this offering; (ii) the number of shares of common stock offered by Ironridge in this offering; (iii) the number of shares of common stock to be beneficially owned by Ironridge after the completion of this offering, assuming the sale of all of the shares of common stock offered by Ironridge; and (iv) the percentage of outstanding shares of common stock to be beneficially owned by Ironridge after the completion of this offering, assuming the sale of all of the shares of common stock offered by Ironridge.

The information regarding shares beneficially owned by Ironridge prior to the offering assumes that the shares that may at our discretion be sold to Ironridge under the Stock Purchase Agreement and that are included in this prospectus are issued, but we may ultimately direct Ironridge to purchase some, none or all of these shares and accordingly this information is provided only on this assumed basis.  As of August 26, 2011, we have issued only 4,417,000 shares of common stock to Ironridge under the Common Stock Purchase Agreement.   The percentage ownership data after the completion of the offering is based on 45,122,076 shares of our common stock issued and outstanding as of August 26, 2011.

Information presented in the table below is from Ironridge, the reports furnished to us under rules of the SEC, and our stock ownership records.

The aggregate number of shares of our common stock in this offering constitutes approximately 25% of the outstanding shares of our common stock, based on 45,122,076 shares of common stock outstanding as of August 26, 2011.

Ironridge may, from time to time, sell all, some or none of their shares in this offering. See “Plan of Distribution” below. No estimate can be given as to the number of shares that will be held by Ironridge after completion of this offering, because Ironridge may offer some or all of the shares, and, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. Ironridge is not a broker-dealer or affiliate of a broker-dealer.

Selling Security Holder	Shares Beneficially Owned Prior to the Offering	Maximum Number of Shares Offered Hereby	Shares Beneficially Owned After the Offering
			Number	%

Ironridge Global Technology, a division of Ironridge Global IV, Ltd. (1)	14,539,860(2)	11,500,000(3)	3,039,860	6.7

__________

(1)	Ironridge Global IV, Ltd. (“IV”), Ironridge Global Partners, LLC (“IGP”), and IGP’s managing members Brendan T. O’Neil, Richard H. Kreger and John C. Kirkland may be deemed to beneficially own the shares issuable to Ironridge pursuant to the Stock Purchase Agreement and the shares issuable upon conversion of the Series G Preferred Stock. The address of the principal business office of IV is Harbour House, Waterfront Drive, P.O. Box 972, Road Town, Tortola, British Virgin Islands VG1110. The address of the principal business office of IGP, and Messrs. O’Neil, Kreger and Kirkland is 425 California Street, Suite 1010, San Francisco, California 94104. Voting and dispositive power with respect to the shares owned by IV is exercised by David Sims, its Vice President.

(2)	Includes (1) 11,500,000 shares, which is the number of shares of common stock under the Stock Purchase Agreement that are being registered under this registration statement, and (2) 3,039,860 shares of common stock beneficially owned by Ironridge issued under the Common Stock Purchase Agreement. Other than the 3,039,860 shares of common stock already issued to Ironridge, we may sell some, none or all of the 11,500,000 shares of common stock to Ironridge and Ironridge does not have the right to acquire or vote or have investment power with respect to any of these 11,500,000 shares of common stock unless and until such shares are actually sold to Ironridge. Accordingly, Ironridge disclaims beneficial ownership of these shares.

(3)	Includes 11,500,000 shares, which is the maximum number of shares of common stock under the Stock Purchase Agreement that are being registered under this registration statement, and may be issued upon conversion of the Series G Preferred Stock. The Series G Preferred Stock is only convertible at our option. We may sell some, none or all of the 11,500,000 shares of common stock to Ironridge and we may convert some, none or all of the Series G Preferred Stock.

To our knowledge, the preceding table represents the holdings by Ironridge. Information concerning Ironridge may change from time to time, which changed information will be set forth in supplements to this prospectus if and when necessary. Because Ironridge may offer all or some of the common stock that it holds, we can only give an estimate as to the amount of common stock that will be held by Ironridge upon the termination of this offering. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

This prospectus covers the resale of shares of common stock from time to time by Ironridge to the public. In connection with Ironridge’s sale of our shares of common stock, Ironridge is deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to Ironridge may be deemed to be underwriting commissions or discounts. We have agreed in the Stock Purchase Agreement to provide indemnification to Ironridge against certain civil liabilities.

Ironridge has informed us that it will use an unaffiliated broker-dealer to effectuate any sales of shares of common stock that it may purchase from us pursuant to the Stock Purchase Agreement. Such sales will be made on the NASDAQ Capital Market or otherwise at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer may be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Ironridge has informed us that each such broker-dealer will receive commissions from Ironridge which will not exceed customary brokerage commissions.

Ironridge may sell our shares in one or more of the following manners:

•   ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•   a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•   to a broker-dealer as principal and resale by the broker-dealer for its account; or

•   a combination of any such methods of sale.

Ironridge and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by Ironridge or any unaffiliated broker-dealer. Under these rules and regulations, Ironridge and any unaffiliated broker-dealer:

•   may not engage in any stabilization activity in connection with our securities;

•   must furnish each broker that offers shares of our shares of common stock covered by the prospectus that is a part of our Registration Statement with the number of copies of such prospectus which are required by each broker; and

•   may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the ordinary shares by Ironridge and any unaffiliated broker-dealer.

The transfer agent for our common stock is Registrar and Transfer Company.

Our common stock is currently listed on the NASDAQ Capital Market under the symbol “PSID.” However, we anticipate that our common stock will be delisted from the NASDAQ Capital Market and quoted on the OTC Bulletin Board on or about August 31, 2011.

LEGAL MATTERS

The validity of the securities offered hereby will be passed on for us by Holland & Knight LLP, 515 East Las Olas Boulevard, Suite 1200, Fort Lauderdale, Florida 33301.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus from our Annual Report on Form 10-K filed with the SEC on March 25, 2011 and the financial statements of MicroFluidic Systems incorporated by reference in this prospectus from our Current Report on Form 8-K/A filed with the SEC on August 8, 2011 have been audited by EisnerAmper LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed a registration statement, of which this prospectus is a part, with the SEC under the Securities Act with respect to our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. For further information pertaining to us and our common stock, we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information concerning the operation of the SEC’s Public Reference Room is available by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained at prescribed rates from the SEC. The SEC also makes our filings available to the public on its Internet site (http://www.sec.gov). Quotations relating to our common stock appear on NASDAQ, and such reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Such periodic reports, proxy and information statements and other information are available for inspection and copying at the public reference facilities and Internet site of the SEC referred to above.

Website Access to Information and Disclosure of Web Access to Company Reports

Our website address is: http://www.positiveidcorp.com. We make available free of charge through our website our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, Forms 3, 4 and 5 and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 25, 2011;

(b)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, filed with the SEC on May

13, 2011, and June 30, 2011, filed with the SEC on August 15, 2011;

(c)	Our Current Reports on Form 8-K as filed with the SEC on January 26, 2011, February 4, 2011, March 1, 2011, March 14, 2011, March 18, 2011, April 1, 2011, May 12, 2011, May 25, 2011, June 3, 2011, July 25, 2011, July 28, 2011, and August 29, 2011 and Current Reports on Form 8-K/A filed with the SEC on July 29, 2011 and August 8, 2011;

(d)	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 15, 2011; and

(e)	The description of our common stock contained in the registration statement on Form 8-A/A, filed with the SEC pursuant to the Exchange Act on February 6, 2007, including any amendments or reports filed for the purposes of updating the description of our common stock.

Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

Documents incorporated by reference are available from the SEC as described above or from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

POSITIVEID CORPORATION
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
(561) 805-8008
Attention: Investor Relations

You can also find the above-referenced filings on our website at www.positiveidcorp.com. Except as provided above, no other information, including information on our internet site, is incorporated by reference in this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

          The following table sets forth the expenses (other than underwriting discounts and commissions), which, other than the SEC registration fee, are estimates, payable by us in connection with the sale and distribution of the securities registered hereby**:

SEC Registration Fee	$374
Transfer Agent’s, Trustee’s and Depository’s Fees and Expenses	1,000	*
Accounting Fees and Expenses	5,000	*
Legal Fees and Expenses	15,000	*
Printing Fees and Expenses	2,000	*
Miscellaneous Expenses	—

Total	$23,374	*

*	Estimated

**	Ironridge will pay any sales commissions or underwriting discount and fees incurred in connection with the sale of shares registered hereunder.

Item 14. Indemnification of Directors and Officers

Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Notwithstanding the instances outlined above where a corporation may indemnify its current and former directors and officers, a corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such. Correspondingly, we have purchased and maintain insurance on behalf of our directors and officers against any liability asserted against such directors and officers in their capacities as such.

Our certificate of incorporation and by-laws provide that we shall indemnify, to the full extent permitted by law, any of our current or former directors or officers and that we may indemnify, to the full extent permitted by law, any of our current or former employees or agents against all expense, liability and loss incurred as a result of such service, or as a result of any other service on our behalf, or service at our request as a director, officer, employee member of agent of another corporation, partnership, joint venture, trust or other enterprise.

Item 15. Recent Sales of Unregistered Securities

The following list sets forth information regarding all securities sold by us within the past three years that were not registered under the Securities Act:

1)       On March 3, 2009, we entered into a settlement agreement under which we agreed, among other things, to issue 859,599 shares of our common stock to an escrow agent for the benefit of plaintiffs.

2)       On September 21, 2009, we and Receptors, LLC entered into a Development/Master Agreement pursuant to which we issued 200,000 restricted shares of our common stock. On October 6, 2009, we entered into a Development/Master Agreement pursuant to which we issued 150,000 restricted shares of our common stock as payment under the Development/Master Agreement.

3)       Pursuant to a Convertible Preferred Stock Purchase Agreement dated September 29, 2009, between us and Optimus Technology Capital Partners, LLC, or Optimus, we issued two tranches of Series A Preferred Stock of 296 and 166 shares at $10,000 per share in October and November 2009, respectively. On May 12, 2010, we sent Optimus a notice of our election to convert all of the outstanding shares of Series A Preferred Stock and in connection therewith issued 2,729,452 shares of our common stock to Optimus.

4)       On February 11, 2010, we purchased the assets of Easy Check Medical Diagnostics, LLC.  We issued 300,000 shares of common stock in connection with the purchase.

5)       On March 15, 2010, April 22, 2010, and December 13, 2010, we issued 50,000, 240,000 and 125,000 shares, respectively, of our common stock to Receptors, LLC as consideration for services under the terms of the Amended and Restated Development/Master Agreement, dated February 26, 2010, as amended, between us and Receptors.

6)       On April 30, 2010, we issued 16,000 shares of our common stock to Artemis Strategies, LLC, as consideration for services under the terms of a Service Contract between us and Artemis pursuant to which Artemis would pursue certain government affairs objectives.

7)       On May 4, 2010, January 13, 2011, and January 28, 2011, we issued 230,168 and 22 shares, respectively, of Series B Preferred Stock to Socius Capital Group, LLC under our Preferred Stock Purchase agreement with Socius Capital Group, LLC, dated April 28, 2010, at $10,000 per share.

8)       On July 26, 2010, we issued 25,000 shares of our common stock to Sanford Barrows Group, LLC, as consideration for recruiting services provided to us.

9)       On September 20, 2010, we issued 12,500 shares of our common stock to Kaufman Bros., L.P., as consideration for general financial advisory services and financial analyses.

10)    On February 24, 2011, we issued 200,000 shares of our common stock to Easy Check Medical Diagnostics, LLC for product royalties for successful patent grants and product or license revenues.

11)    On February 24, 2011, we issued 125,000 shares of our common stock to Receptors, LLC in connection with the execution of an amended and restated license agreement.

12)    On March 25, 2011, we issued 65,000 shares of our common stock to Stonegate Securities, Inc. in connection with the execution of an advisory services agreement.

13)    On May 23, 2011, we completed the acquisition of MicroFluidic Systems and issued 2,375,000 shares of our common stock in connection therewith.

14)    On May 31, 2011, we issued 850,000 shares of our common stock to Focus Securities LLC, for financial advisory services provided in connection with the acquisition of MicroFluidic Systems.

15)    On August 15, 2011, we issued 500 shares of Series F Preferred Stock to Ironridge Global III, LLC pursuant to the Preferred Stock Purchase Agreement dated July 27, 2011.

We made the foregoing stock issuances in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 16. Exhibits

See Exhibit Index.

Item 17. Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.              To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

 (5)      For determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)     Any other The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(c)     Any other Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida, on August 29, 2011.

POSITIVEID CORPORATION

By:	/s/ William J. Caragol

William J. Caragol
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Caragol and Bryan D. Happ, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any related registration statement filed pursuant to Rules 413 or 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William J. Caragol	Chief Executive Officer (Principal Executive Officer)	August 29, 2011
(William J. Caragol)
Senior Vice President and Chief Financial Officer
/s/ Bryan D. Happ	(Principal Financial Officer and Principal Accounting Officer)	August 29, 2011
(Bryan D. Happ)

/s/ Scott R. Silverman	Chairman of the Board of Directors	August 29, 2011
(Scott R. Silverman)

/s/ Jeffrey S. Cobb	Director	August 29, 2011
(Jeffrey S. Cobb)

/s/ Barry M. Edelstein	Director	August 29, 2011
(Barry M. Edelstein)

/s/ Michael E. Krawitz	Director	August 29, 2011
(Michael E. Krawitz)

/s/ Ned L. Siegel	Director	August 29, 2011
(Ned L. Siegel)

EXHIBIT INDEX

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated May 15, 2008, between PositiveID Corporation and The Stanley Works (incorporated by reference to Exhibit 2.1 of the Form 8-K previously filed by PositiveID Corporation on May 16, 2008).
2.2	Voting Agreement, dated May 15, 2008, between Applied Digital Solutions, Inc. and The Stanley Works (incorporated by reference to Exhibit 2.2 of the Form 8-K previously filed by PositiveID Corporation on May 16, 2008).
2.3	Voting Agreement, dated May 15, 2008, between Scott R. Silverman and The Stanley Works (incorporated by reference to Exhibit 2.3 of the Form 8-K previously filed by PositiveID Corporation on May 16, 2008).
2.4	Agreement and Plan of Reorganization dated September 4, 2009, among PositiveID Corporation, Steel Vault Corporation, and VeriChip Acquisition Corp (incorporated by reference to Exhibit 2.1 of the Form 8-K previously filed by PositiveID Corporation on September 8, 2009).
2.5	Amendment No. 1 to Agreement and Plan of Reorganization, dated October 1, 2009, among PositiveID Corporation, Steel Vault Corporation, and VeriChip Acquisition Corp (incorporated by reference to Exhibit 2.1 of the Form 8-K previously filed by PositiveID Corporation on October 1, 2009).
2.6	Asset Purchase Agreement, dated November 12, 2008, among PositiveID Corporation, Digital Angel Corporation and Destron Fearing Corporation (incorporated by reference to Exhibit 10.1 of the Form 10-Q previously filed by PositiveID Corporation on November 14, 2008).
2.7	Voting Agreement, dated November 10, 2009, among Scott R. Silverman, William J. Caragol, Jared Shaw, R & R Consulting Partners LLC and Blue Moon Energy Partners, LLC (incorporated by reference to Exhibit 2.7 of the Form 10-K previously filed by PositiveID Corporation on March 19, 2010).
2.8	Stock Purchase Agreement, dated May 9, 2011 among PositiveID Corporation, MicroFluidic Systems and the individuals named therein (incorporated by reference to Exhibit 2.1 of the Form 8-K previously filed by PositiveID Corporation on May 12, 2011).
2.9	First Amendment to Stock Purchase Agreement, dated May 23, 2011, among PositiveID Corporation, MicroFluidic Systems and the individuals named therein (incorporated by reference to Exhibit 2.1 of the Form 8-K previously filed by PositiveID Corporation on May 25, 2011).
2.10	Asset Purchase Agreement, dated July 22, 2011, among PositiveID Corporation, National Credit Report.com, LLC and CoreLogic Credco, LLC (incorporated by reference to Exhibit 2.1 of the Form 8-K previously filed by PositiveID Corporation on July 25, 2011).
3.1	Second Amended and Restated Certificate of Incorporation of PositiveID Corporation filed with the Secretary of State of Delaware on December 18, 2006, as amended on November 10, 2009 (incorporated by reference to Exhibit 3.1 of the Form 10-Q previously filed by PositiveID Corporation on August 15, 2011).
3.2	Amended and Restated By-laws of PositiveID Corporation adopted as of December 12, 2005, as amended on March 16, 2010 (incorporated by reference to Exhibit 3.2 of the Form 10-K previously filed by PositiveID Corporation on March 19, 2010).
4.1	Form of Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Form 10-K previously filed by PositiveID Corporation on March 19, 2010).
5.1	Legal Opinion of Holland & Knight LLP
10.1*	VeriChip Corporation 2002 Flexible Stock Plan, as amended through December 21, 2006 (incorporated by reference to Exhibit 10.1 of the Form 10-K previously filed by PositiveID Corporation on April 2, 2007).
10.2*	VeriChip Corporation 2005 Flexible Stock Plan, as amended through December 21, 2006

(incorporated by reference to Exhibit 10.2 of the Form 10-K previously filed by PositiveID Corporation on April 2, 2007).
10.3*	VeriChip Corporation 2007 Stock Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.24 of the Form 10-K previously filed by PositiveID Corporation on February 12, 2009).
10.4*	VeriChip Corporation 2009 Stock Incentive Plan (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-8 previously filed by PositiveID Corporation on November 12, 2009) (Registration No. 333-163066).
10.5*	VeriGreen Energy Corporation 2009 Flexible Stock Plan (incorporated by reference to Exhibit 10.3 of the Form 10-Q previously filed by PositiveID Corporation on May 14, 2009).
10.6*	PositiveID Animal Health Corporation 2010 Flexible Stock Plan (incorporated by reference to Exhibit 10.6 of the Form 10-K previously filed by PositiveID Corporation on March 19, 2010).
10.7*	Syscomm International Corporation 2001 Flexible Stock Plan, as amended and restated (incorporated by reference to Exhibit 4.1 of the Post Effective Amendment No. 1 on Form S-8 to S-4 previously filed by PositiveID Corporation on November 12, 2009) (Registration Statement No. 333-161991).
10.8*	Form of Restricted Stock Award Agreement under the 2002/2005 Flexible Stock Plan (incorporated by reference to Exhibit 10.3 of the Form 10-K previously filed by PositiveID Corporation on April 2, 2007).
10.9*	Form of Non-Qualified Stock Option Award Agreement under the 2002/2005 Flexible Stock Plan (incorporated by reference to Exhibit 10.4 of the Form 10-K previously filed by PositiveID Corporation on April 2, 2007).
10.10*	Form of Non-Qualified Option Award Agreement under the VeriChip Corporation 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Form 10-Q previously filed by PositiveID Corporation on August 8, 2007).
10.11*	Form of Stock Award Agreement under the VeriChip Corporation 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Form 10-Q previously filed by PositiveID Corporation on November 8, 2007).
10.12*	Form of Non-Qualified Option Award Agreement under the VeriChip Corporation 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.12 of the Form 10-K previously filed by PositiveID Corporation on March 19, 2010).
10.13*	Form of Stock Award Agreement under the VeriChip Corporation 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.13 of the Form 10-K previously filed by PositiveID Corporation on March 19, 2010).
10.14*	Form of Restricted Stock Award Agreement under the VeriGreen Energy Corporation 2009 Flexible Stock Plan (incorporated by reference to Exhibit 10.14 of the Form 10-K previously filed by PositiveID Corporation on March 19, 2010).
10.15*	Form of Non-Qualified Stock Option Award Agreement under the VeriGreen Energy Corporation 2009 Flexible Stock Plan (incorporated by reference to Exhibit 10.15 of the Form 10-K previously filed by PositiveID Corporation on March 19, 2010).
10.16*	Form of Restricted Stock Award Agreement under the PositiveID Animal Health Corporation 2010 Flexible Stock Plan (incorporated by reference to Exhibit 10.16 of the Form 10-K previously filed by PositiveID Corporation on March 19, 2010).
10.17*	Form of Non-Qualified Stock Option Award Agreement under PositiveID Animal Health Corporation 2010 Flexible Stock Plan (incorporated by reference to Exhibit 10.17 of the Form 10-K previously filed by PositiveID Corporation on March 19, 2010).
10.18*	Form of Restricted Stock Award Agreement under the Syscomm International Corporation 2001 Flexible Stock Plan, as amended and restated (incorporated by reference to Exhibit 10.18 of the Form 10-K previously filed by PositiveID Corporation on March 19, 2010).
10.19*	Form of Non-Qualified Stock Option Award Agreement under the Syscomm International Corporation 2001 Flexible Stock Plan, as amended and restated (incorporated by reference to Exhibit 10.19 of the Form 10-K previously filed by PositiveID Corporation on March 19, 2010).

10.20*	Letter Agreement, dated March 27, 2009, between PositiveID Corporation and William J. Caragol (incorporated by reference to Exhibit 10.1 of the Form 8-K previously filed by PositiveID Corporation on March 30, 2009).
10.21	Letter Agreement, dated May 15, 2008, between PositiveID Corporation and Digital Angel Corporation (incorporated by reference to Exhibit 10.2 of the Form 8-K previously filed by PositiveID Corporation on May 16, 2008).
10.22*	PositiveID Corporation Employment and Non-Compete Agreement between the Company and Scott R. Silverman dated November 11, 2010 (incorporated by reference to Exhibit 10.1 of the Form 10-Q previously filed by PositiveID Corporation on November 12, 2010).
10.23*	PositiveID Corporation Employment and Non-Compete Agreement between the Company and William J. Caragol dated November 11, 2010 (incorporated by reference to Exhibit 10.2 of the Form 10-Q previously filed by PositiveID Corporation on November 12, 2010).
10.24	Guarantee, dated May 15, 2008, between Digital Angel Corporation and The Stanley Works (incorporated by reference to Exhibit 10.1 of the Form 8-K previously filed by PositiveID Corporation on May 16, 2008).
10.25	Settlement Agreement and General Release, dated March 3, 2009, among PositiveID Corporation, Jerome C. Artigliere, Clark & Martino, P.A., Baker & Hostetler, LLP, Digital Angel Corporation, Scott Silverman, Michael Krawitz and Kevin McLaughlin (incorporated by reference to Exhibit 10.1 of the Form 10-Q previously filed by PositiveID Corporation on May 14, 2009).
10.26†	Development and Supply Agreement, dated March 17, 2009, between PositiveID Corporation and Medical Components, Inc. (incorporated by reference to Exhibit 10.2 of the Form 10-Q previously filed by PositiveID Corporation on May 14, 2009).
10.27	Secured Convertible Promissory Note, dated June 4, 2009, between Steel Vault Corporation and PositiveID Corporation (incorporated by reference to Exhibit 10.1 of the Form 10-Q previously filed by PositiveID Corporation on August 13, 2009).
10.28	Common Stock Purchase Warrant, dated June 4, 2009, between Steel Vault Corporation and PositiveID Corporation (incorporated by reference to Exhibit 10.2 of the Form 10-Q previously filed by PositiveID Corporation on August 13, 2009).
10.29	Convertible Note and Warrant Subscription Agreement, dated June 4, 2009, between Steel Vault Corporation and PositiveID Corporation (incorporated by reference to Exhibit 10.3 of the Form 10-Q previously filed by PositiveID Corporation on August 13, 2009). (20)
10.30	Security Agreement, dated June 4, 2009, between Steel Vault Corporation and PositiveID Corporation (incorporated by reference to Exhibit 10.4 of the Form 10-Q previously filed by PositiveID Corporation on August 13, 2009).
10.31	Security Agreement, dated June 4, 2009, between National Credit Report.com, LLC and PositiveID Corporation (incorporated by reference to Exhibit 10.5 of the Form 10-Q previously filed by PositiveID Corporation on August 13, 2009).
10.32	Subordination and Intercreditor Agreement, dated June 4, 2009, between Blue Moon Energy Partners LLC and PositiveID Corporation (incorporated by reference to Exhibit 10.6 of the Form 10-Q previously filed by PositiveID Corporation on August 13, 2009).
10.33	Common Stock Purchase Warrant, dated June 4, 2009, between Steel Vault Corporation and William J. Caragol (incorporated by reference to Exhibit 10.7 of the Form 10-Q previously filed by PositiveID Corporation on August 13, 2009).
10.34	Guaranty of Collection, dated June 4, 2009, among Steel Vault Corporation, William J. Caragol and PositiveID Corporation (incorporated by reference to Exhibit 10.8 of the Form 10-Q previously filed by PositiveID Corporation on August 13, 2009).
10.35	Secured Convertible Promissory Note, dated March 20, 2009, between Steel Vault Corporation and Blue Moon Energy Partners LLC (incorporated by reference to Exhibit 10.41 of the Form 10-K previously filed by PositiveID Corporation on March 19, 2010).
10.36	Security Agreement, dated March 20, 2009, between Steel Vault Corporation and Blue Moon Energy Partners LLC (incorporated by reference to Exhibit 10.42 of the Form 10-K previously filed by PositiveID Corporation on March 19, 2010).

10.37	Warrant to Purchase Common Stock of Steel Vault Corporation, dated March 20, 2009, given to Blue Moon Energy Partners LLC (incorporated by reference to Exhibit 10.43 of the Form 10-K previously filed by PositiveID Corporation on March 19, 2010).
10.38	License Agreement, dated September 21, 2009, between PositiveID Corporation and Receptors LLC (incorporated by reference to Exhibit 10.1 of the Form 10-Q previously filed by PositiveID Corporation on November 12, 2009).
10.39	Development/Master Agreement, dated September 21, 2009, between PositiveID Corporation and Receptors LLC (incorporated by reference to Exhibit 10.2 of the Form 10-Q previously filed by PositiveID Corporation on November 12, 2009).
10.40	First Amendment to Development/Master Agreement, dated April 22, 2010, between PositiveID Corporation and Receptors LLC (incorporated by reference to Exhibit 10.1 of the Form 10-Q previously filed by PositiveID Corporation on May 6, 2010).
10.41	Convertible Preferred Stock Purchase Agreement, dated September 29, 2009, between PositiveID Corporation and Optimus Capital Partners, LLC (incorporated by reference to Exhibit 10.1 of the Form 8-K previously filed by PositiveID Corporation on September 29, 2009).
10.42	Amended and Restated Convertible Preferred Stock Purchase Agreement, dated March 14, 2011, between PositiveID Corporation and Optimus Capital Partners, LLC (incorporated by reference to Exhibit 10.1 of the Form 8-K previously filed by PositiveID Corporation on March 14, 2011).
10.43	Preferred Stock Purchase Agreement, dated April 28, 2010, between PositiveID Corporation and Socius Capital Group, LLC (incorporated by reference to Exhibit 10.1 of the Form 8-K previously filed by PositiveID Corporation on April 29, 2010).
10.44	Stock Purchase Agreement, dated April 28, 2010, between PositiveID Corporation and Socius CG II, Ltd. (incorporated by reference to Exhibit 10.2 of the Form 8-K previously filed by PositiveID Corporation on April 29, 2010).
10.45	License Agreement, dated October 6, 2009, between PositiveID Corporation and Receptors LLC (incorporated by reference to Exhibit 10.4 of the Form 10-Q previously filed by PositiveID Corporation on November 12, 2009).
10.46	Development/Master Agreement, dated October 6, 2009, between PositiveID Corporation and Receptors LLC (incorporated by reference to Exhibit 10.5 of the Form 10-Q previously filed by PositiveID Corporation on November 12, 2009).
10.47	Amended and Restated License Agreement, dated February 26, 2010, between PositiveID Corporation and Receptors LLC (incorporated by reference to Exhibit 10.49 of the Form 10-K previously filed by PositiveID Corporation on March 19, 2010).
10.48	Amended and Restated Development/Master Agreement, dated February 26, 2010, between PositiveID Corporation and Receptors LLC (incorporated by reference to Exhibit 10.50 of the Form 10-K previously filed by PositiveID Corporation on March 19, 2010).
10.49†	AT&T Machine to Machine Wireless Communications Agreement, dated January 24, 2011, between PositiveID Corporation and AT&T Mobility II, LLC (incorporated by reference to Exhibit 10.49 of the Form 10-K previously filed by PositiveID Corporation on March 25, 2011).
10.50†	Raytheon Microelectronics Proposal for the Manufacturing and Test of Transponder RFID S100, dated as of February 24, 2011, between PositiveID Corporation and Raytheon Microelectronics España S.A. (incorporated by reference to Exhibit 10.50 of the Form 10-K previously filed by PositiveID Corporation on March 25, 2011).
10.51	Preferred Stock Purchase Agreement, dated July 27, 2011, between PositiveID Corporation and Ironridge Global III, LLC (incorporated by reference to Exhibit 10.1 of the Form 8-K previously filed by PositiveID Corporation on July 28, 2011).
10.52	Waiver to Preferred Stock Purchase Agreement, dated August 12, 2011, between PositiveID Corporation and Ironridge Global III, LLC (incorporated by reference to Exhibit 10.1 of the Form 10-Q previously filed by PositiveID Corporation on August 15, 2011).
10.53	Common Stock Purchase Agreement, dated July 27, 2011, between PositiveID Corporation and Ironridge Global IV, Ltd. (incorporated by reference to Exhibit 10.2 of the Form 8-K previously filed by PositiveID Corporation on July 28, 2011).
10.54	Stock Purchase Agreement, dated July 27, 2011, between PositiveID Corporation and Ironridge Global IV, Ltd. (incorporated by reference to Exhibit 10.3 of the Form 8-K previously filed by

PositiveID Corporation on July 28, 2011).
10.55	First Amendment to Stock Purchase Agreement, dated August 29, 2011, between PositiveID Corporation and Ironridge Global IV, Ltd.
21.1	List of Subsidiaries of PositiveID Corporation
23.1	Consent of EisnerAmper LLP
24.1	Power of Attorney (included in signature page)

*      Management contract or compensatory plan.

†      Confidential treatment has been obtained with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.